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                                                                  EXHIBIT 10.7.1

[XXXXXX]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                    JOINT DEVELOPMENT AND LICENSE AGREEMENT

This JOINT DEVELOPMENT AND LICENSE AGREEMENT is made the 20/th/ day of August, 1993, among Nintendo Co., Ltd., a Japan corporation having a place of business at 60 Fukuine Kamitakamatsu-cho, Higashiyama-ku, Kyoto 605, Japan ("NCL"), Nintendo of America Inc., a Washington corporation, having a place of business at 4820 150/th/ Avenue NE, Redmond, WA 98052 ("NOA") (NCL and NOA are collectively referred to as "Company"), Silicon Graphics, Inc., a Delaware corporation and MIPS Technologies, Inc., a Delaware corporation, both of which have a place of business at 2011 North Shoreline Blvd., Mountain View, CA 94039-7311 (collectively, "SGI").

WHEREAS, SGI (i) is in the business of designing, manufacturing and marketing computer graphics workstation, server, subsystem, board level, and microprocessor products, including accessories, options and software therefor, and (ii) possesses expertise and owns proprietary rights relating to its products, including, but not limited to, copyrights, know-how, inventions, trade secrets, patents, patent applications and the like;

WHEREAS, Company (i) is in the business of: developing, manufacturing and distributing high quality entertainment systems, including the Nintendo Entertainment System(R), the Super Nintendo Entertainment System(R), the Famicom/TM/, the Super Famicom/TM/, and the Game Boy(R) compact video game system, and (ii) possesses expertise and owns proprietary rights relating to its products, including, but not limited to, copyrights, know-how, inventions, trade secrets, patents, patent applications and the like; and

WHEREAS, the parties desire to conduct joint development of products which will incorporate certain existing technology of SGI, and new technology to be jointly developed by the parties;

NOW, THEREFORE, in furtherance of the foregoing, and in consideration of the mutual covenants set forth below, Company and SGI hereby agree as follows:

1.   DEFINITIONS

     1.1 "ACCESSORY" means a peripheral device which mechanically or electrically connects to the Consumer Hardware to enhance the application software. Examples of an Accessory include, but are not limited to: a specialized joystick, head-mounted display or a CD ROM player.
     1.2 "AFFILIATE" means any Person that directly or indirectly controls, is controlled by, or is under common control with another Person.
     1.3  "AGREEMENT" means this Joint Development and License Agreement.
     1.4 "BACKGROUND TECHNOLOGY" means all Technology which (i) is under the Control of SGI, (ii) was developed by SGI prior to the Effective Date or is under development by SGI as of the Effective Date, and (iii) is implemented into the design of one or more Company Products, including but not limited to, the Technology specified in Attachment A to this Agreement.
     1.5 "COIN OPERATED HARDWARE" means a dedicated screen and speaker which are fully integrated so as to compromise a single physical unit or multiple physical units, when such hardware (i) remains free-standing and stationary during play, (ii) requires the player to insert coins, paper currency, credit cards or tokens in a metering device to initiate Video Game play or non-Video Game applications, (iii) is otherwise designed for installation at arcades or other retail or commercial establishments, and (iv) has a wholesale price of less than U.S. $30,000.00.
     1.6 "COIN OPERATED SOFTWARE" means Video Game and Non-Video Game software applications for use with the Coin-Operated Hardware.
     1.7    "COMPANY" means NOA and NCL.
     1.8 "COMPANY PRODUCTS" means the following products manufactured by or on behalf of Company and/or the Licensees and sold by Company and/or the Licensees, to the extent that they incorporate or are based upon some or all of the Background Technology and/or the Developed Technology: (i) the Consumer Hardware, (ii) the Packaged Software (and the application software stored therein), (iii) Accessories, (iv) Coin Operated Hardware and (v) Coin Operated Software.
     1.9 "COMPANY TECHNOLOGY" means technology which (i) was developed by Company prior to the Effective Date or is under development by Company as of the Effective Date, or (ii) is otherwise independently developed or owned by Company. In this Section 1.9, "technology" means technical information, data and processes, whether tangible or intangible, including, without limitation, any and all techniques, discoveries, inventions, copyrights, mask works, net lists, know-how, patents (including any extension, reissue, continuation or renewal patents), patent applications, mask work or copyright applications, inventor certificates, trade secrets, designs, drawings, specifications, software programs (including source code and object code), microcode, operating and instruction manuals, magnetic tapes, methods of production, and other proprietary information.
     1.10 "CONSUMER HARDWARE" means stand-alone electronic hardware for consumer use consisting of a microprocessor and other components which are collectively designed, manufactured, distributed, sold, and marketed, at the time of market introduction, primarily for the playing of Video Games in conjunction with player input transmitted by "control pads" consisting of directional buttons or switches, and/or joysticks,

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optical light guns, accelerator sensors, or other peripheral devices, which may be manipulated by the thumbs and/or one or two fingers of each hand of the player, or by the foot, hand, head, or body of the player. Consumer Hardware generates the visual and aural output of Video Games, or other software applications, by means of a hard-wire interface or connection with a television set or other output display. Based on market information currently available, examples of Consumer Hardware currently include, but are not limited to, the following: the Nintendo Entertainment System; the Sega Game Gear, the Nintendo Game Boy System, the Super Nintendo Entertainment System; the Sega Genesis; Atari Jaguar; and the Interactive Multiplayer sold under license from 3DO Company. The Consumer Hardware may be used for software applications other than playing Video Games.
     1.11 "CONTROL" means, in the case of Background Technology, the possession by either party of the right to grant licenses or sublicenses to, or otherwise distribute, Background Technology without (i) violating the terms of any agreement or other arrangement with, or the rights of, any third party, or any binding laws or regulations, and (ii) such grant or the exercise of rights thereunder giving rise to the payment of royalties, fees or other consideration to a third party (except for payments between a party and its Affiliates). "Control" means, in the case of a corporation or other legal entity, the ownership or the right to vote in the corporation sufficient to elect a majority of the corporation's board of directors.
     1.12 "COORDINATOR" means a qualified representative of a party designated by such party as project coordinator, to be responsible for supervising and coordinating the implementation of the Development Plan hereunder.
     1.13 "DEVELOPED TECHNOLOGY" means the Technology developed specifically for purposes of this Agreement and delivered by SGI to Company in the course of the Development Plan, whether or not patentable or registrable, which is conceived or first actually reduced to practice solely by a party, or jointly by the parties, under the Development Plan, as listed in Attachment B (Developed Technology). Developed Technology shall not include any of the Background Technology, regardless of whether such Background Technology is implemented or incorporated into Developed Technology. Developed Technology shall not include Company Technology.
     1.14 "DEVELOPMENT PLAN" means the plan for the research and development of the Developed Technology conducted under the terms and conditions of this Agreement, as mutually agreed in writing by SGI and Company.
     1.15 "EFFECTIVE PLAN" means the date first set forth above, on which date the term of this Agreement shall commence.
     1.16 "FILING" means the submission of any documentation, application, filing, registration or the like required to perfect or, with respect to copyright registrations, to enforce, the parties' interest in the Developed Technology under statutory intellectual property rights protection mechanisms, including, without limitation, any correspondence or other communication with any patent or copyright office or other governmental entities with respect thereto.
     1.17 "LICENSED BACKGROUND TECHNOLOGY" means Background Technology implemented in the Developed Technology, but only to the extent that such Background Technology is not Purchasable Background Technology.
     1.18 "LICENSEE" means a third party licensed by Company to use, design, manufacture, market, distribute and/or sell Packaged Software, Accessories, Coin Operated Hardware, and/or Coin Operated Software.
     1.19 "PACKAGED SOFTWARE" means the form by which the application software (Video Game and non-Video Game software) used in connection with the Consumer Hardware is distributed to consumers, including but without limitation, by semi-conductor, magnetic, optical media and/or similar method of distribution. Packaged Software shall exclude: (i) application software transmitted electronically and (ii) upgrades to system software that is embedded in the Consumer Hardware.
     1.20 "PERSON" means a corporation, partnership, trust, association, government authority, educational institution, individual or other legal entity.
     1.21 "PURCHASABLE BACKGROUND TECHNOLOGY" means equipment, software and components that SGI and/or SGI licensees make generally available to third parties and for which separate price quotes are included in price lists, including INDY computer systems, MIPS(R) microprocessors and MIPS(R) compilers.
     1.22   "SGI" means Silicon Graphics, Inc., and MIPS Technologies, Inc.
     1.23 "TECHNOLOGY" means technical information, data and processes, whether tangible or intangible, including, without limitation, any and all techniques, discoveries, inventions, copyrights, mask works, net lists, know-how, patents (including any extension, reissue, continuation or renewal patents), patent applications, mask work or copyright applications, inventor certificates, trade secrets, designs, drawings, specifications, schematics, software programs (including source and object codes), microcode, operating and instructional manuals, magnetic tapes, methods of production and any other proprietary information. Technology is either Background Technology or Developed Technology.
     1.24 "THEME PARK APPLICATION SYSTEM" means an entertainment device or system that has audio and/or visual stimulation capability and (i) which has a cost to an operator of more than U.S. $30,000.00, and (ii) is located at a theme park, amusement park, carnival entertainment center, retail or commercial establishment.
     1.25 "VIDEO GAME" means any aurally- and visually-oriented interactive application game software, consisting of an independently marketed and packaged unit of Packaged Software (or such unit of the Packaged Software when packaged and

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sold together with a unit of the Consumer Hardware).  "Video Games" may be played by one or more players at a time; may coordinate graphics with fanciful tunes or thematically significant music, along with incidental sound effects; may feature special effects; may be designated to keep score, record milestones, or otherwise track the progress or achievement of the players in terms of numbers or with respect to the fictional narrative of the game environment; and are intended to amuse and entertain. Examples of Video Games include: Tetris and Super Mario Bros. 3, both of which are distributed for play on the Nintendo Entertainment System; Sonic the Hedgehog II, distributed for play on the Sega Genesis Video Game System; Street Fighter II and NCAA Basketball, both of which are distributed for play on the Super Nintendo Entertainment System.
2.   ATTACHMENTS.
     2.1  This Agreement includes the following attachments:
          a.  Attachment A (Background Technology), which sets forth and
              ------------
              describes the Background Technology provided hereunder;
          b.  Attachment B (Developed Technology), which sets forth and
              ------------
              describes the Technology to be developed hereunder;
          c.  Attachment C (Development Funding and royalties), which sets forth
              ------------
              the development funding and royalties payable by Company to SGI pursuant to this Agreement;
          d.  Attachment D (Competitive Companies), which sets forth the
              ------------
              companies referred to in Section 6.4
          e.  Attachment E (Minimums for Exclusivity), which sets forth the
              ------------
              royalties payable by Company as a condition to continued exclusivity under Section 6.4.
All attachments listed in this Section 2 are incorporated into and form a part of this Agreement.
3.   SCOPE OF AGREEMENT
     3.1 SCOPE. This Agreement sets forth the terms and conditions under which (i) the parties shall conduct joint research and development of the Developed Technology, (ii) Company will obtain a license to use the Licensed Background Technology and the Developed Technology and (iii) SGI will arrange to fulfill Company's requirements for Purchasable Background Technology.
     3.2 LIMITED RIGHTS. Each party hereby acknowledges and agrees that the scope of the relationship between the parties shall be limited to the purposes and activities set forth herein, and that the rights and obligations of the parties with respect to each other shall be limited to those provided in this Agreement. Neither party has the authority to assume or create any obligation or responsibility in the name of the other party except as specifically authorized herein, or as authorized after the Effective Date hereof by the mutual written agreement of the parties.
4.   DEVELOPMENT ACTIVITIES.
     4.1 NAMING A COORDINATOR. SGI shall designate a Coordinator to Company in writing within fifteen (15) days after the Effective Date. Company hereby designates Genyo Takeda as its Coordinator.
     4.2 TECHNICAL AND FEASIBILITY REVIEW. Beginning on the Effective Date and thereafter through January 31, 1994, (i) Company shall have the right to evaluate the Background Technology and evaluate its suitability for the development of and use in Consumer Hardware and Coin Operated Hardware, (ii) Company and SGI will agree on a Development Plan, including the schedule for the development of Company's Consumer Hardware and Coin Operated Hardware incorporating the Developed Technology, the allocation of responsibility between the parties, and the deliverables to be provided by each party to the other, and
(iii) Company and SGI will agree on the budget for the Development Plan. SGI shall deliver a budget to Company for SGI's completion of its work under the Development Plan that: (a) is stated as a flat fee (or fixed fee) for completion of SGI's work under the Development Plan and represents SGI's good faith calculation of its actual costs to complete its work under the Development Plan, and (b) provides reasonable detail regarding such anticipated actual costs. Provided SGI meets the foregoing conditions, and provided the budget is for U.S. $XXXXXXXXX or less, Company shall accept the budget. This Agreement shall terminate automatically if: (a) Company, in its sole discretion, desires to terminate this Agreement and gives notice of its desire to terminate to SGI on or before January 31, 1994, or (b) if Company and SGI do not agree in writing on the Development Plan and the budget therefor on or before January 31, 1994; provided, however, both parties are obligated to negotiate in good faith the details of the Development Plan and budget. If this Agreement terminates on or before January 31, 1994, then neither party shall have any further obligations to the other under this Agreement, including the provisions of Section 7.0. From the Effective Date through January 31, 1994, SGI shall facilitate Company's evaluation of the Background Technology by (i) providing Company with a list of patents pending and issued relating to the Background Technology, (ii) if Company so requests, providing Company with copies of patent applications pending and issued relating to the Background Technology; (iii) if Company so requests, meeting and conferring with Company's patent counsel regarding such patent information; and (iv) providing Company with such other information reasonably requested by Company regarding the intellectual property rights of SGI relating to the Background Technology.
     4.3 DEVELOPMENT PLAN REVISIONS. At any time following the agreement of SGI and Company on the Development Plan pursuant to Section 4.2, upon the mutual written agreement of the parties, deliverable items and tasks may be

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modified in, added to, or deleted from, the Development Plan, and equitable adjustments made to the fees payable by Company to SGI under this Agreement and the schedule for completion of the development of the Developed Technology. SGI shall have no obligation to implement any changes to the Development Plan, and Company shall have no obligation to pay any additional fees to SGI on account of any such changes, unless SGI and Company have agreed in writing on any such changes to the Development Plan, the associated fees and/or development schedule.
     4.4 DESIGN AND DEVELOPMENT ACTIVITIES. The parties shall use reasonable efforts to conduct the research, experimentation, development and implementation work necessary to complete the design and development of the Developed Technology, substantially in accordance with the Development Plan Except as otherwise provided in the Development Plan, neither party shall subcontract or otherwise delegate the performance of the design and development services required hereunder to any third party in amounts which, in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000.00) without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed. To the extent that any planned procedures or development milestones are not completed on schedule, the Coordinators shall determine whether a rescheduling of such procedures or milestones is reasonably possible, or whether alternative procedures or milestones should be implemented.
     4.5 MEETINGS BETWEEN COORDINATORS. After the Effective Date and through January 31, 1994, SGI shall make its Coordinator and other representatives available from time to time for meetings (including meetings in Japan, subject to availability) and/or telephone conferences with Company's Coordinator and other Company representatives to assist Company with the technical and feasibility review described in Section 4.2. Beginning on the first Monday after the first full week following February 1, 1994, and monthly thereafter or at such other intervals as SGI and Company may agree upon in writing during the implementation of the Development Plan, the Coordinators shall meet at mutually acceptable times and locations, or make contact via telephone, to discuss the results of the Development Plan and activities which have transpired since the previous meeting.
     4.6 DEVELOPMENT TOOLS FOR LICENSEES. In connection with the Company Products, Company shall endorse SGI computer systems and development tools as the systems and development tools of choice to be used by Licensees. At a later time, SGI and Company will meet and confer and agree in writing on whether SGI will distribute such computer system and development tools directly to Licensees or whether Company will acquire such systems and tools and distribute them to Licensees. SGI and Company will mutually agree on how and when development specifications are provided to the Licensees.

     4.7 COMPANY PRODUCT INTRODUCTIONS. Company shall have the sole discretion to decide whether, when and how to sell Company Products. If Company does not make first commercial sales of Consumer Hardware incorporating Developed Technology before December 31, 1996, then the provisions of Section
6.4 shall terminate, and SGI's rights in the Developed Technology shall be as provided in Section 6.1. The preceding date presumes SGI's timely performance of each and every aspect of the Development Plan. If SGI is untimely in performance under the Development Plan, such date shall be considered to be extended for a period equivalent to the period of SGI's delay in its performance under the Development Plan. Company presently contemplates that the Consumer Hardware should have a suggested retail price of less than U.S. $250 to be successful, but that such suggested retail price may change.
5.   BACKGROUND TECHNOLOGY
     5.1 DEVELOPMENT AND EMBEDDED BACKGROUND TECHNOLOGY LICENSES. SGI hereby grants to Company, and Company hereby accepts, (i) a nontransferable, royalty-free temporary license to use the Licensed Background Technology only to the extent necessary to permit Company to participate in the Development Plan and only for so long as the parties are developing the Developed Technology pursuant to the Development Plan, and (ii) a worldwide, royalty-bearing license to use the Licensed Background Technology only to the extent specifically implemented in the Developed Technology for purposes of the design, manufacture, use, sale and distribution of Company Products. Except as specifically provided in this Agreement, nothing in this Agreement shall authorize or entitle Company to manufacture any products using the Background Technology, and no implied licenses to use or to sublicense the Background Technology are granted under this Agreement by implication, estoppel or otherwise. Subject to the written agreement of Company and SGI on the compensation payable by Company to SGI, Company shall also have the right to acquire from SGI a nonexclusive license to use the Licensed Background Technology in connection with the design, manufacture, use and sale of Theme Park Application Systems.

     5.2 COMPANY SUBLICENSES. Company shall have the right to grant nonexclusive sublicenses to Licensees to use the Licensed Background Technology, to the extent specifically implemented in the Developed Technology, in connection with the design, manufacture use, sale and/or distribution of Packaged Software, Accessories, Coin Operated Software and/or Coin Operated Hardware, provided that all such sublicenses shall be in writing and shall be pursuant to a form of agreement incorporating license grant and proprietary rights provisions approved in writing by SGI, whose approval shall not be unreasonably withheld.
     5.3 SUPPLY OF PRODUCTS INCORPORATING PURCHASABLE BACKGROUND TECHNOLOGY. To the extent that Company and/or

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Licensees require equipment, software and/or components (including standard and/or customized MIPS microprocessors) incorporating the Purchasable Background Technology for purposes of the design, manufacture, use, sale or distribution of Company Products, SGI shall arrange for the supply by SGI and/or its licensees of the requirements of Company and such Licensees for such SGI equipment and/or components on SGI's or SGI's licensees' standard commercial terms and conditions, as modified and agreed to by the Company and SGI or the applicable SGI licensee.
     5.4 MANUFACTURE OF COMPANY PRODUCTS. Company is free to choose, negotiate the price with, and direct the work of manufacturers of any Application Specific Integrated Circuits ("ASICs") incorporated in the Company Products, subject to the manufacturer's ability to use necessary design rules and process technology, and to the manufacturer(s) agreement to protect SGI's intellectual property, and such manufacturer XXXXXX in connection with its manufacture of ASICs for exclusive sale to Company or Licensees. Company is free to choose, negotiate the price with, and direct the work of, all of the manufacturers of all other components of Company Products.
6.   RIGHTS IN DEVELOPED TECHNOLOGY

     6.1 JOINT OWNERSHIP. SGI and Company shall jointly own, in equal, undivided shares (and each party hereby assigns to the other an equal, undivided interest in), all right, title and interest in the Developed Technology (whether developed in whole or in part by SGI or by Company), and title to all patents, copyrights, mask work rights and other applicable statutory intellectual property rights issued thereon shall be joint. Except as expressly set forth in this Agreement, either party will have the unrestricted right to use the Developed Technology and to license any third party to use the Developed Technology without the consent of the other party, and without any duty to account to or to share proceeds with the other party on account of such use or licensing of the Developed Technology.
     6.2 COOPERATION OF THE PARTIES IN FILINGS. The parties shall cooperate in Filings, and Company shall bear all out-of-pocket expenses with respect thereto. All Filings will be made at a time when appropriate during the development or after the completion of an item of Developed Technology under the names of both parties as joint owners. Company shall have the primary administrative responsibility for Filings, and Company shall bear all filing and attorneys' fees incurred in connection therewith. As used herein, "administrative responsibility" means the physical preparation of any documents required for a Filing, and the submission thereof to the appropriate governmental entity. If SGI has not yet received a proposed Filing from Company on an item of Developed Technology, and SGI believes that a Filing should be made with respect thereto, SGI may submit a written request to Company that Company proceed with the preparation of such Filing, provided, however, that Company may, at its sole discretion, proceed or decline to proceed with the preparation of such Filing. If Company declines to prepare and submit a Filing, SGI may proceed with the preparation and submission of such Filing at SGI's expense. In either case, a party preparing a Filing shall submit such Filing to the other party for its review and approval prior to any submission to any governmental entity. A Filing shall be deemed accepted by the receiving party if the receiving party does not provided a written notice of rejection to the submitting party within thirty (30) days after the submitting party's notice thereof. If a party rejects a Filing, it shall include with its rejection notice a detailed description of its reason(s) for rejection, and shall make specific suggestions as to any modifications which it believes should be made to the form or content of such Filing prior to submission. If the submitting party believes that the modifications suggested by the receiving party are inappropriate, the submitting party's Coordinator shall contact the receiving party's Coordinator, and the Coordinators shall arrange and hold a meeting or discussion between appropriate representatives of the parties, at a mutually agreeable time and place, in order to determine a mutually acceptable form, content and time for the proposed Filing. Each party shall provide the other with copies of any correspondence, materials or other communications submitted to or received from a governmental entity or a third party relating to any Filing.
     6.3 FURTHER COOPERATION. Each party will take all steps necessary to convey to the other party joint ownership rights in the Developed Technology and to establish, evidence, maintain, defend and enforce the intellectual property rights therein. Without charge to the other party, each party shall give the other party all reasonable assistance in obtaining such proprietary rights protection and in preparing and prosecuting any patent, copyright, mask work or other filing or application made by the other party, provided that such assistance does not require any out-of-pocket expenditure by the party providing such assistance. Each party shall cause to be executed assignments and all other instruments and documents as the other party may consider necessary or appropriate to carry out the intent of this Section 6.3.
     6.4 EXCLUSIVITY. The licenses hereby granted by SGI to Company shall be non-exclusive, except as provided in this Section 6.4, which is subject to Sections 4.7 and 7.6:

          a. Competitive Companies. During the term of this Agreement, SGI shall not enter into joint development efforts with or grant a license of the Background Technology to the "Competitive Companies" for any product that is or may play, contain or use a Game. The "Competitive Companies" are the companies listed in Attachment D and any Affiliate of any of such companies, or any successor of such companies (e.g. by way of merger, consolidation, reorganization, transfer of assets or otherwise). Nothing in the preceding sentence shall restrict SGI's direct or indirect sale of the Purchasable

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Background Technology to the Competitive Companies.
          b. Developed Technology. During the term of this Agreement, SGI shall not, directly or indirectly, grant a license of the Developed Technology to any third party (including but without limitation to the Competitive Companies), and during the term of this Agreement, SGI shall not itself use the Developed Technology except as provided in Section 6.5.
          c. Substantially Similar Developed Technology. From the Effective Date through one (1) year from the date of introduction of Company's Consumer Hardware incorporating Developed Technology, SGI will not enter into a joint development agreement with any Person to customize specifically for that Person technology substantially similar to the Developed Technology for use in a hardware product (whether or not specifically marketed as a "multimedia" product) designed primarily to play Games, directly competitive with Company's Consumer Hardware (incorporating the Developed Technology), and having a suggested retail price of less than Seven Hundred Dollars ($700), if applicable.
          d. For purposes of Sections 6.4 and 6.5, "Game" means any aurally- and visually-oriented interactive application game software. "Games" may be played by one or more players at a time; may coordinate graphics with fanciful tunes or thematically significant music, along with incidental sound effects; may feature special effects; may be designed to keep score, record milestones, or otherwise track the progress or achievement of the players in terms of numbers or with respect to the fictional narrative of the game environment; and are intended to amuse and entertain. Examples of Games include: Tetris and Super Mario Bros. 3, both of which are distributed for play on the Nintendo Entertainment System; Sonic the Hedgehog II, distributed for play on the Sega Genesis Video Game System; Street Fighter II and NCAA Basketball, both of which are distributed for play on the Super Nintendo Entertainment System.

     6.5  EXCEPTIONS TO COMPANY EXCLUSIVITY Notwithstanding the provisions of
Section 6.4(b), SGI shall itself be permitted to sell equipment or hardware that incorporates the Developed Technology if: (a) such equipment or hardware does not play, contain, or use a Game; or (b) such equipment or hardware plays, contains or uses a Game and the wholesale cost of such equipment or hardware is $1,000 or more. Except as explicitly provided to the contrary in this Agreement, SGI shall have no obligation to restrict, or to attempt to restrict the use or disposition by SGI customers or equipment, software or components sold or licensed directly or indirectly from SGI.
     6.6 THIRD PARTY SOFTWARE. The parties acknowledge that (a) they do not currently contemplate that the Developed Technology will incorporate any third party software, and (b) neither SGI nor Company shall incorporate any third party software into the Developed Technology unless the parties have previously agreed in writing on the incorporation of such software into the Developed Technology and the allocation of responsibility for any associated royalties or license fees.
7.   PAYMENTS
     7.1 DEVELOPMENT FUNDING. Provided that this Agreement does not terminate on or before January 31, 1994, as provided in Section 4.2, during the twenty-four (24) month period after the Effective Date, NCL shall pay (or at NCL's election, it shall direct NOA to pay) to SGI the development funding agreed upon pursuant to Section 4.2, which shall consist of development fees and prepaid royalties, in the proportions provided in Attachment C. Company shall make the initial payment specified in Attachment C within five (5) days of the Effective Date as the initial nonrefundable installment of such development fees. The balance shall be paid in six (6) equal, non-refundable quarterly installments beginning on February 1, 1994, and every three (3) months thereafter.

     7.2 ROYALTIES. NCL shall pay (or at NCL's election, it shall direct NOA to pay) to SGI royalties on net sales (gross shipments less returns) of Company Products as provided in Attachment C. If Company plans to distribute application software for Consumer Hardware incorporating Developed Technology electronically, Company and SGI shall agree in writing on royalties payable by Company for such software as a condition to the electronic distribution of such software by Company or any Licensee.
     7.3 ACCRUALS. All royalties payable by Company under Section 7.2 shall accrue as follows: (i) for Consumer Hardware, Packaged Software, and Coin Operated Hardware sold by NCL or any of its Affiliates, the sale shall occur when NCL or such Affiliate sells the Consumer Hardware, Packaged Software, or Coin Operated Hardware to its distributor or retailer, (ii) for Packaged Software manufactured by NCL and sold by Licensees, the sale occurs when the Packaged Software is sold by NCL to such Licensees, (iii) for Packaged Software manufactured by Licensees and sold by the Licensees, the sale occurs when the Packaged Software is sold by the Licensees to their distributors or retailers,
(iv) for Coin Operated Hardware sold by Licensees, the sale shall occur when the Coin Operated Hardware is sold by the Licensees to its distributors or retailers. For purposes of this Section 7.3, a product shall be considered "sold" upon the earlier of the seller's shipment of or invoice for that product.
     7.4  QUARTERLY PAYMENTS AND STATEMENTS.   Within thirty (30) days after the
end of each calendar quarter during the term of this Agreement, NCL shall pay (or at NCL's election it shall direct NOA to pay) to SGI all royalties that have accrued during that quarter pursuant to Section 7.3. Each such payment shall be accompanied by a written statement, certified to be accurate by an officer of Company, showing the total net sales for Coin Operated Hardware, Consumer Hardware and Packaged Software, broken down by Company Product categories, the royalties payable by Company, and such additional information as SGI may reasonably request regarding the sale of Company Products.
     7.5 RECORDS AND AUDITS. During the term of this Agreement and for a period of two (2) years following any expiration or termination of this Agreement, Company shall maintain full and complete records in sufficient detail to permit SGI to verify the accuracy of payment and statements submitted by Company pursuant to Section 7.4. Upon reasonable notice, and no more frequently than once in any calendar year, SGI or its certified public accountants shall have the right to audit Company's records for the purpose of verifying the accuracy of payments made by Company under Section 7.4. All such audits shall be at SGI's expense, unless the audit reveals an underpayment by Company of five percent (5%) or more in any royalty period, in which case Company shall reimburse SGI the reasonable and documented costs of the audit. Company shall promptly pay to SGI all underpayments disclosed by the audit, together with interest on all overdue amounts equal to one percent (1%) per month.

     7.6  MINIMUMS FOR EXCLUSIVITY.   As a condition to the continuation of
Company's rights under Section 6.4, Company shall have had royalties accrued as provided for in Section 7.3 in an amount equal to the minimum royalties set forth in Attachment E (provided Company thereafter makes payment of such royalties to SGI in accordance with Section 7.4). If royalties accrued during the applicable year do not equal or exceed the minimum royalties for that year set forth in Attachment E, Company shall have the right, in its sole discretion, to continue its exclusivity rights as provided in Section 6.4, to make up the shortfall concurrently with its payment of royalties for the calendar quarter in which the applicable year referred to in Attachment E concludes.
     7.7 TAXES AND THE LIKE. Any payments made hereunder are net and exclusive of all taxes, insurance, shipping and other charges. Company agrees to pay or reimburse SGI for all sales, use, value added, or other taxes, duties, importation fees or assessments with respect to this Agreement (excluding only taxes based on the payee's net income), or shall supply appropriate tax exemption certificates in form satisfactory to the taxing authority. The development fees and advance royalties payable under Section 7.1 shall be exclusive of all withholding taxes imposed by the laws of Japan. NCL shall be entitled to withhold and deduct from royalties payable under Section 7.2 withholding taxes imposed by the laws of Japan on the remission of royalties to the United States, provided that Company shall claim the benefits of the Treaty on the Avoidance of Double Taxation between Japan and the United States, and shall provide SGI with certificates of such withholding.
8.   PROPRIETARY AND CONFIDENTIAL INFORMATION
     8.1 CONFIDENTIALITY OF BACKGROUND TECHNOLOGY. Company acknowledges SGI's representation that the Background Technology constitutes the valuable proprietary and confidentiality information of SGI, and agrees to (i) retain in confidence the Background Technology, (ii) restrict the use of and access to the Background Technology to its employees to whom disclosure is necessary in connection with the license granted in this Agreement and to authorized sublicensees and subcontractors, (iii) appropriately bind each employee to whom any such disclosure is made to hold the Background Technology in confidence, and
(iv) not sell, lease transfer or otherwise disclose the Background Technology to any third party except in accordance with Section 5.0, provided, however, that Company may disclose the Background Technology to its agents or consultants under the terms and conditions of a signed, written confidential disclosure agreement with terms and conditions which prohibit disclosure to other parties, and which are otherwise at least as restrictive as the terms of subsections (i) - (iii) of this Section 8.1. Without limiting the foregoing, Company agrees that it will treat the Background Technology with at least the same degree of care as it would its own highly proprietary information.
     8.2 NO TRANSFER OF INTELLECTUAL PROPERTY. No right, title or interest in or to the intellectual property in any Background Technology or any copies, derivations or any portion of the Background Technology is transferred to Company under this Agreement and/or as a result of Company's use of SGI's Background Technology under any circumstances whatsoever. SGI is and shall remain the sole and exclusive owner of the Background Technology. Company shall remain the exclusive owner of all rights in the Company Technology.
     8.3 NO TRANSFER OF RIGHTS IN TRADEMARKS. Nothing herein shall grant either party any right, title or interest in the trade names, trademarks, service marks, words, symbols, or other marks used, adopted or owned by the other party (or of any third party from whom such party has acquired license rights) from time to time, either alone or in association with other words or names. Each party shall be free to unilaterally adopt and use trademarks for use in conjunction with its marketing, distribution, licensing and sale of products, provided that such trademarks do not infringe trademarks owned by the other party.
     8.4 PROPRIETARY RIGHTS NOTICES. Company shall not remove from, cover over or prevent from being displayed the notices of SGI's copyright, trade secrets and proprietary rights notices printed on the Background Technology, affixed to the media or containers of the Background Technology or the Developed Technology, embedded in the Background Technology, displayed by the Background Technology during use, or printed on materials comprising the Background Technology. Company acknowledges that the existence of such notice(s) does not mean that the Background Technology or the trade secrets and proprietary information therein have been published or otherwise made public.
     8.5 NO DISCLOSURE OF AGREEMENT. Neither party shall disclose the terms and conditions or existence of this Agreement without the prior written approval of the other party, except as may be required by law or regulation.
     8.6 EXCLUSIONS. Neither party shall have any obligation as to information of the other party or technology, which may include Background Technology, that
(i) is known to the receiving party at the time of disclosure; or (ii) is independently developed by the receiving party; or (iii) becomes known to the receiving party from another source without confidentiality restriction on subsequent disclosure or use; or (iv) is or becomes part of the public domain through no wrongful act of the receiving party; or (v) is disclosed pursuant to any judicial or governmental request, requirement or order; provided that the receiving party takes reasonable steps to give the disclosing party sufficient prior notice in order to contest such request, requirement or order; or (vi) is furnished to a third party by the disclosing party without a similar confidentiality restriction on such third party.
     8.7 INJUNCTIVE RELIEF. Each party acknowledges and agrees that in the event of an unauthorized use, reproduction, distribution or disclosure of any confidential information or data contained in the technology of the other party, an adequate remedy at law may not be available, and therefore, injunctive or other equitable relief would be appropriate to restrain such use, reproduction, distribution or disclosure, threatened or actual
     8.8 RESIDUALS. Notwithstanding any provision of this Section 8.0 or any other provision of this Agreement to the contrary, neither party shall be prohibited from, or be subject to liability for, using for any purpose the "residuals" from the activities conducted in furtherance of the Development Plan and from the use of or access to information or materials developed or received hereunder, including, without limitation, any Technology. For purposes of this
Section 8.8, "residuals" means the know-how, techniques, ideas and other intangible information that remain within the general knowledge and experience of personnel who have participated in such activities and used or had access to such information or materials.
9.   WARRANTIES AND EXCLUSIONS
     9.1 "AS IS." SGI PROVIDES THE BACKGROUND TECHNOLOGY TO COMPANY ON AN "AS-IS" BASIS ONLY, AND DOES NOT WARRANT OR REPRESENT THAT THE OPERATION OF THE BACKGROUND TECHNOLOGY WILL BE UNINTERRUPTED OR ERROR FREE, THAT ANY DEFECTS IN THE BACKGROUND TECHNOLOGY ARE CORRECTABLE OR WILL BE CORRECTED, OR THAT THE USE THEREOF WILL BE FREE FROM CLAIMS OF INFRINGEMENT.
     9.2 WARRANTY EXCLUSION. NEITHER PARTY PROVIDES ANY WARRANTY WHATSOEVER TO THE OTHER PARTY WITH RESPECT TO THE DEVELOPED TECHNOLOGY. Nothing contained in this Agreement shall be construed as a warranty or representation by either party that any manufacture, use, sale, lease or other disposition of the Developed Technology will be free from infringement of any patent or other proprietary right of any third party.
     9.3  REPRESENTATIONS AND WARRANTIES.
          a.   By Company.  Company represents and warrants to SGI as follows:
               (i) This Agreement has been duly executed and delivered by Company and is the valid and binding obligation of Company enforceable in accordance with its terms. No approval or consent of any foreign, federal, state, county, local, or other governmental or regulatory body, and no approval or consent of any other Person is required in connection with the execution and delivery by Company of this Agreement and the consummation and performance by Company of the transactions contemplated hereby; and
               (ii) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a material breach or violation of or constitute (or with notice or lapse of time or both would constitute) a default under: [1] the Articles of Incorporation, any amendments to it, or the bylaws of Company; [2] any instrument, contract, or other agreement to which Company is a party or by or to which Company or any of its assets or properties is bound or subject; or [3] any order, judgment, injunction, award, or decree of any court, arbitrator or governmental or regulatory body against or binding upon or applicable to Company or upon the securities, properties, and businesses of Company.
          b.   By SGI.  SGI represents and warrants to Company as follows:
               (i) This Agreement has been duly executed and delivered by SGI and is the valid and binding obligation of SGI enforceable in accordance with its terms. No approval or consent of any foreign, federal, state, county, local, or other governmental or regulatory body, and no approval or consent of any other Person is required in connection with the execution and delivery by SGI of this Agreement and the consummation and performance by SGI of the transactions contemplated hereby; and
               (ii) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a material breach or violation of or constitute (or with notice or lapse of time or both would constitute) a default under: [1] the Articles of Incorporation, any amendments to it, or the bylaws of SGI; [2] any instrument, contract, or other agreement to which SGI is a party or by or to which SGI or any of its assets or properties is bound or subject; or [3] any order, judgment, injunction, award, or decree of any court, arbitrator or governmental or regulatory body against or binding upon or applicable to SGI or upon the securities, properties, and businesses of SGI.
               (iii) As of the Effective Date, no action, suit, or proceeding is currently pending before any court or governmental or regulatory body claiming that the Background Technology infringes or misappropriates the intellectual property rights of any third party.

     9.4 DISCLAIMER. THE FOREGOING WARRANTIES ARE IN LIEU OF, AND EACH PARTY DISCLAIMS, ANY OTHER WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

     9.5 SGI INTELLECTUAL PROPERTY INDEMNIFICATION. SGI will defend, indemnify, and hold harmless Company and its Affiliates, directors, officers, employees and agents against any claim, suit or proceeding alleging that the Background Technology or SGI's contributions to the Developed Technology or use thereof infringes or misappropriates any U.S. OR Japanese copyright, mask work, trade secret, patent or other intellectual property, proprietary or contract rights of any third party and against any damages or liability resulting from such claim, suite or proceeding, including, without limitation, reasonable attorneys' fees and other costs and expenses, provided that (i) Company gives SGI notice of the claim, suit or proceeding promptly after commencement thereof (or, if later, promptly after Company learns that such claim, suit or proceeding relates to the Background Technology or SGI's contribution to the Developed Technology), (ii) SGI may not settle any claim, suit or proceeding without the prior, written consent of Company which consent shall not be unreasonably withheld, provided that if Company refuses to consent to settlement acceptable to the plaintiff(s) and proposed by SGI to Company, SGI's total liability under this Section 9.5 shall be limited to the amount of the proposed settlement and attorney's fees incurred as of the date of SGI's request for Company's consent, and (iii) Company provides SGI with all reasonable assistance requested by SGI in connection with the defense and/or resolution of any such claim, suit or proceeding, at SGI's expense. Notwithstanding the defense obligation of SGI under this Section 9.5, Company shall have the right, at its own expense, to appoint its own counsel to participate in any claim, suit or proceeding, and SGI shall cooperate with Company and such counsel. If there is a final determination of infringement or misappropriation, SGI shall, at its option, use reasonable efforts to, (i) replace or modify any component of the Background Technology or SGI's contribution to the Developed Technology with a functionally equivalent noninfringing component that conforms to the requirements of this Agreement, or (ii) obtain a license for Company to use such Background Technology or SGI's contribution to the Developed Technology. Notwithstanding the foregoing, SGI shall have no liability for a claim, suit or proceeding to the extent based on (a) modification of the Background Technology or SGI's contribution to the Developed Technology by or for Company (other than by SGI), or (b) Company's use of the Background Technology or SGI's contribution to the Developed Technology with Accessories not supplied by SGI, or (c) Company's use of a version of the Background Technology or SGI's contribution to the Developed Technology that was not at the time of use the most recent version provided by SGI to Company. For purposes of this Section 9.5, SGI's contributions to the Developed Technology shall include any technology developed by SGI subcontractors. SGI'S LIABILITY UNDER THIS SECTION 9.5 SHALL IN NO EVENT EXCEED THE DEVELOPMENT FEES AND ROYALTIES PAID BY COMPANY TO SGI UNDER THIS AGREEMENT.
     9.6 COMPANY INTELLECTUAL PROPERTY INDEMNIFICATION. Company will defend, indemnify, and hold harmless SGI and its Affiliates, directors, officers, employees and agents against any claim, suit or proceeding alleging that the Company contributions to the Developed Technology or use thereof infringes or misappropriates any U.S. or Japanese copyright, mask work, trade secret, patent or other intellectual property, proprietary or contract rights of any third party and against any damages or liability resulting from such claim, suite or proceeding, including, without limitation, reasonable attorneys' fees and other costs and expenses, provided that (i) SGI gives Company notice of the claim, suit or proceeding promptly after commencement thereof (or, if later, promptly after SGI learns that such claim, suit or proceeding relates to the Company contributions to the Developed Technology), (ii) SGI gives Company sole authority to defend and/or resolve any such claim, suit or proceeding or the portion thereof relating to the Company contributions to the Developed Technology, and (iii) SGI provides Company with all reasonable assistance requested by Company in connection with the defense and/or resolution of any such claim, suit or proceeding, at Company's expense. Notwithstanding the defense obligation of Company under this Section 9.6, SGI shall have the right, at its own expense, to appoint its own counsel to participate in any claim, suit or proceeding, and Company shall cooperate with SGI and such counsel. Notwithstanding the foregoing, Company shall have no liability for a claim, suit or proceeding to the extent based on (a) modification of the Company contributions to the Developed Technology or (b) SGI's use of the Company contributions to the Developed Technology with equipment or components not supplied by Company. For purposes of this Section 9.6, Company's contributions to the Developed Technology shall include any technology developed by Company subcontractors. COMPANY'S LIABILITY UNDER THIS SECTION 9.6 SHALL IN NO EVENT EXCEED THE DEVELOPMENT FEES AND ROYALTIES PAID BY COMPANY TO SGI UNDER THIS AGREEMENT.
10. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND, (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT OR DATA) WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS, HOWEVER CAUSED, WHETHER FOR BREACH OR REPUDIATION OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, INABILITY TO USE THE BACKGROUND OR DEVELOPED TECHNOLOGY, OR OTHERWISE. IN NO EVENT SHALL

THE AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER EXCEED THE TOTAL AMOUNT PAYABLE BY COMPANY TO SGI UNDER THIS AGREEMENT. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE POTENTIAL LIABILITY OF THE PARTIES ARISING OUT OF THIS AGREEMENT AND/OR LICENSE.
11.  TERM; TERMINATION.
     11.1 TERM. This Agreement shall commence on the Effective Date, and shall expire ten (10) years from the date of Company's first commercial shipment of a Coin Operated Hardware or Consumer Hardware incorporating Developed Technology, whichever is first, provided, however, that (i) the development stage of this Agreement shall expire in accordance with the Development Plan, (ii) this Agreement may be terminated earlier in accordance with Section 4.2, and (iii) this Agreement may be terminated earlier in accordance with Section 11.2. Company shall have the right to renew this Agreement for an additional five-year period; provided (i) that, during the initial term of this Agreement, Company has paid royalties to SGI in the amount set forth on Attachment E; and (ii) that Company and SGI agree on royalty rates applicable to such five (5)-year term (Company and SGI agree to negotiate such royalties in good faith).
     11.2 TERMINATION FOR BREACH. If either party materially breaches any of its obligations under this Agreement, upon sixty (60) days written notice specifying such breach in detail, the notifying party may terminate this Agreement, and all rights or licenses granted by the notifying party to the breaching party hereunder, unless the breach specified in such notice has been cured during the sixty (60) day period, or unless the breaching party is making diligent efforts to cure a breach that is not reasonably susceptible of cure within sixty (60) days. Notwithstanding the foregoing, Company shall be obligated to cure any breach of any monetary obligations to SGI within thirty
(30) days of its receipt of notice of the breach. In the event of a termination for breach, all licenses in Background Technology granted to the notifying party hereunder prior to the effective date of such termination shall continue in full force and effect.
     11.3 EFFECT OF TERMINATION. In any event of termination under Section 11.2, the nonbreaching party shall be entitled to retain any Developed Technology which it has received or developed to the date of such termination, and all sublicenses granted by either party prior to the date of such termination shall remain in effect.

     11.4   SURVIVAL.  The rights and obligations of the parties under Sections
6.1 (JOINT OWNERSHIP), 8.0 (PROPRIETARY AND CONFIDENTIAL INFORMATION), 9.0 (WARRANTIES AND EXCLUSIONS), 10.0 (LIMITATION OF LIABILITY), 11.2, 11.3, 11.4, 12.0, and 13.1 shall survive and continue after any termination or expiration of this Agreement or termination of any license or rights under this Agreement, for any reason whatsoever.
12. EXPORT. Notwithstanding any rights, license or privileges specified in this Agreement, each party agrees that it will not export any technology provided by the other party hereunder or jointly developed hereunder, or any part thereof, either directly or indirectly, without first obtaining any required licenses to so export from the United States Government, and further agrees that it will comply with all laws, rules and regulations applicable to the export or reexport of such technology.
13.  GENERAL.
     13.1 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, excluding its choice of law rules. Company hereby consents to the jurisdiction of the federal courts located in the Northern District of California over any dispute between SGI and Company arising out of or in connection with this Agreement, and waives any other venue to which it may be entitled by virtue of domicile or otherwise.
     13.2 SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be unenforceable in any respect under any federal or state law, such unenforceability shall not affect any other provision, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein, provided that in such event the parties agree to negotiate in good faith substitute enforceable provisions which most nearly effect the parties original intent in entering into this Agreement.
     13.3 ASSIGNMENT. Except as specifically provided to the contrary in this Agreement, this Agreement and the licenses granted hereunder are to a specific entity or legal person, and all rights hereunder are not assignable nor are the obligations imposed delegable by either party without the prior written consent of the other party which shall not be unreasonably withheld.

     13.4 MODIFICATION. This Agreement may be modified only by a writing signed by each party.
     13.5 NONWAIVER. The failure of either party to enforce at any time any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce any such provisions.
     13.6 NO AGENCY. This is a development and license agreement; no agency, partnership, joint venture or other relationship is created hereby, and neither party has any authority of any kind to bind the other party in any respect whatsoever.
     13.7 FORCE MAJEURE. Except for Company's obligations under Section 7 above, notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either party shall be considered a breach of this Agreement, if such default, delay, or failure to perform is shown to be due entirely to causes beyond the reasonable control of the party charged with a default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, nuclear disasters, or default of a common carrier.
     13.8 NOTICES. All notices, reports, statements and approvals ("Notices") which either party is required or permitted to give under this Agreement shall be sufficiently given when the same shall be: (a) personally served or delivered to the party entitled to such Notice; or (b) deposited, postage prepaid, with a guaranteed international or domestic air courier service, addressed to the person and address stated herein, or to such other person or address as may be provided in a written notice by either party to the other; or (c) when transmitted by facsimile with an original sent concurrently by first class mail (or guaranteed international or domestic air courier service), addressed to the person, facsimile number, and address stated above, or to such other person, address or facsimile number as may be provided in a written notice by either party to the other. Notice shall be deemed effective upon the earlier of actual receipt or three (3) business days after mailing or transmittal.
     13.9 SECTION HEADINGS AND CAPTIONS. The parties agree that the Section or paragraph headings and captions used in this Agreement are for reference purposes only and shall not be used in the interpretation of this Agreement.
     13.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original instrument, but all of which shall constitute one and the same agreement. A facsimile signature shall have the same force and effect as an original signature.
     13.11 ENTIRE AGREEMENT. This Agreement supersedes all proposals oral or written, all negotiations, conversations or discussions between the parties relating to this Agreement and all past course of dealing or industry custom, including the Nondisclosure Agreement between Company and SGI. It is expressly understood and agreed that, because the parties hereto, no usage of trade or other regular practice or method of dealing, either within the computer industry, the software industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement or any part hereof.


SGI:                                     COMPANY:

SILICON GRAPHICS, INC.                   NINTENDO CO., LTD.

By:  /s/  Wei Yen                        By: /s/ Mr. Hiroshi Yamauchi, President
   ----------------------------             ------------------------------------
Name:     Wei Yen
      -------------------------
Title:    Senior Vice President
          ---------------------

MIPS TECHNOLOGIES, INC.                  NINTENDO OF AMERICA INC.

By:  /s/ Wei Yen                         By: /s/ Mr. Minoru Arakawa, President
   ----------------------------             ------------------------------------
Name:    Wei Yen
     --------------------------
Title:  President
      -------------------------

                                  ATTACHMENT A

                             BACKGROUND TECHNOLOGY

"Background Technology" means the MIPS Multimedia Engine, including the MIPS microprocessor architecture and instruction set, graphics library, video library and audio library, and SGI and MIPS API and ABI and any other Technology (a) developed prior to the Effective Date of (b) under development at SGI as of the Effective Date and supplied by SGI to Company in connection with the development of the Company Products.

                                  ATTACHMENT B

                              DEVELOPED TECHNOLOGY

"Developed Technology" means the following technology, to the extent developed under this Agreement and delivered by SGI to Company pursuant to the Development Plan in connection with the development of the Company Products: XXXXXX for Company Products.

                                  ATTACHMENT C

                       DEVELOPMENT FUNDING AND ROYALTIES


DEVELOPMENT FUNDING: To be agreed pursuant to Section 4.2

ADVANCE AGAINST ROYALTIES:

          XXXXXXXXX of the development funding paid to SGI, up to XXXXXXXX pursuant to Sections 4.2 and 7.1, shall be deemed an advance against royalties. All development funding in excess of XXXXXXXXXX paid to SGI pursuant to Sections 4.2 and 7.1 shall be deemed an advance against royalties.

INITIAL PAYMENT: XXXXXXX (such initial payment shall be considered all
     development fees,     and not an advance against royalties).

ROYALTIES:

     a) XXXXXXXXX for each Coin Operated Hardware incorporating Developed Technology sold by Company or Licensee;

     b) XXXXXXXXX for each of the first Ten Million (10,000,000) units of Consumer Hardware incorporating Developed Technology sold by Company; and

     c) XXXXXXXXX for each Packaged Software sold by Company or a Licensee for use on a Consumer Hardware incorporating Developed Technology.

No royalties are payable on Coin Operated Software or Accessories or system software upgrades.

[XXXXXX]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  ATTACHMENT D

                             COMPETITIVE COMPANIES

                          1.   Sega Enterprises, Ltd.
                          2.   Sega of America, Inc.
                          3.   Atari Corp.
                          4.   3DO Company

                                  ATTACHMENT E

                            MINIMUMS FOR EXCLUSIVITY

                             MINIMUM ROYALTIES PER YEAR
                      YEAR         (IN MILLIONS)
                      ----         -------------
                       2*                        XXXXXX

                       3                         XXXXXX

                       4                         XXXXXX

                       5                         XXXXXX

                       6                         XXXXXX

                       7                         XXXXXX

                       8                         XXXXXX

                       9                         XXXXXX

                       10                        XXXXXX

 . Ends 24 months after the date of first sale of the Consumer Hardware incorporating Developed Technology.

[XXXXXX]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO
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